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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                        Commission File Number         333-72305
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                                        Commission File Number      333-72305-01
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                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K   [  ] Form 11-K  [  ] Form 20-F  [  ]  Form 10-Q
[  ] Form N-SAR


For Period Ended:          December 31, 2001
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[  ] Transition Report on Form 10-K         [  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F         [  ] Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K

For the Transition Period Ended:
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         Read attached instruction sheet before preparing form. Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:_________________________
________________________________________

                        Part I. Registrants' Information

Full name of registrant:    Advanced Glassfiber Yarns LLC
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Former name if applicable:    N/A
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Address of principal executive office (Street and number): 2558 Wagener Road
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City, State and Zip Code:    Aiken, South Carolina 29801
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Full name of co-registrant:    AGY Capital Corp.
                               -------------------------------------------------
Former name if applicable:    N/A
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Address of principal executive office (Street and number): 2558 Wagener Road
                                                          ----------------------
City, State and Zip Code:    Aiken, South Carolina 29801
                           -----------------------------------------------------

                        Part II. Rule 12b-25 (b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[X] (c) The accountant's statement or other exhibit required by Rule 12(b)-25(c) has been attached if applicable.

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                               Part III. Narrative

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The annual report on Form 10-K could not be filed within the prescribed time period because the registrants' independent auditors have not been able to complete the audited financial statements required to be included in the Form 10-K in order for the Form 10-K to be filed in a timely manner.

                           Part IV. Other Information

         (1) Name and telephone number of person to contact in regard to this notification

 Catherine Cuisson (Chief Financial Officer)               (803) 643-1180
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                 (Name)                            (Area code)(Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrants were required to file such report(s) been filed? If the answer is no, identify report(s).

                                                              [X]  Yes  [ ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                              [ ]  Yes  [X]  No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          Advanced Glassfiber Yarns LLC
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   April 1, 2001                   By:     /s/ Catherine Cuisson
                                           -------------------------------------
                                                    Catherine Cuisson

                                AGY Capital Corp.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:   April 1, 2001                   By:    /s/  Catherine Cuisson
                                           -------------------------------------
                                                    Catherine Cuisson


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